Motobyo

Motobyo is an ecommerce marketplace connecting used car buyers and sellers, aiming to empower sellers to maximize their transaction value while enabling buyers to save money. We aim to eliminate the waste in today's inefficient used car industry and match inventory supply directly to demand.


motobyo The Future of Private-Party Automotive Ecommerce

Invest

$99.12 minimum investment

DEADLINE: June 28, 2023

in 7 days

SHARE PRICE
$0.56

TOTAL RAISED
$5,265

VALUATION
$10,372,534

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION


Buy it. Sell it. Love it.
Your automotive journey just got turbocharged

Motobyo is an ecommerce marketplace connecting private party used car sellers to buyers.

Motobyo is an ecommerce marketplace connecting private party used car sellers to buyers. Utilizing our patent-pending valuation technology (patent number - 17886094), we aim to provide sellers with a cash offer, redeemable immediately, and an upside private party value that can be realized through our Online or Auction Listing solutions.

The core tenet of the Motobyo value proposition is providing the used car seller the opportunity to make more money than is currently available through a wholesaler or a dealer, while enabling the buyer to save money on their purchase. We aim to do that by eliminating middlemen, thus removing the inefficiencies within an antiquated industry, and passing that value back to our consumers.

And through our partnerships with major brands such as Firestone, Midas, Meineke, Credible, The Zebra, Acertus, uShip and others, we provide used car buyers with access to typical "dealer-only" services such as financing, extended mechanical protection, insurance and more enabling the buyer with capabilities instrumental in completing a transaction, thus potentially ensuring a successful outcome for the seller.

PROBLEM

The American automobile is iconic. For some it's an aspiration. It's an identity. It's a dream. For others it's utilitarian, a means to an end. Regardless of your view there is a general commonality to ownership, **the challenge of buying and selling a car.** Why? Well, for one thing it's good for business. The auto industry is antiquated and purposefully opaque. And it is highly inefficient. There is an embedded middleman labyrinth consisting of a wholesale auction process along with supporting wholesalers. They serve as a waystation for a vehicle in transit from one retail location to another. As vehicles move through this process, which is invisible to the consumer, profits are shared among the various parties (storage, transport, reconditioning, etc.) as costs pile up along the way.

At 30,000 feet this is the wholesale auction process:


(Seller)
Wholesaler
Auction House
Dealer
Retail Buyer
Dealer
Wholesaler

As these costs are incurred and profits are created for the various parties, the consumer is the ultimate loser. When a vehicle seller goes to a dealership to sell or trade-in their vehicle, they fail to realize on average $2,000 or more of value. The dealer must cover the costs associated with the wholesaler and the auction process, so the vehicle seller generally subsidizes these costs. And the ultimate vehicle buyer may spend $2,000 or more for the vehicle because each step in the process adds incremental costs which are passed on to them.

In 2021, there were 43.1M used cars and trucks sold in the country. Each transaction costs buyers and sellers on average $4,000 in collective inefficiencies. That is $172B of total lost value the consumers subsidize due to this inefficient system.

And while lost value is clearly the most significant issue impacting vehicle buyers and sellers, there are other hurdles and issues as well. Completing a sale or purchase is a daunting process full of haggling, hassles, wasted time and anxiety.

In addition, most consumers do not understand a vehicle's market value, the necessary paperwork or how to gain access to the services required to complete a transaction. Consumers contend with scams, fraud and have general concerns regarding safety, both financially and personally.


Auto buying & selling obstacles
Time
Access
Price
SALE
Consumer Experience
Transparency
Safety
Knowledge

The reality is there is no benefit for the incumbent participants to address these issues. This is the reason why the industry takes the position of obfuscation. It's in no one's interest to discontinue the status quo. But it is the reason that Motobyo exists, and why we believe we have no competition. ***Everyone else is in the system - Motobyo is not, so we have created our own ecosystem.***

SOLUTION

Motobyo's solution is elegant in its simplicity.

We employ an asset-free business model, never owning a vehicle or taking possession of the title. This is designed to enable Motobyo to be uniquely positioned as the advocate for the consumer, focused solely on their success. We have developed patent-pending vehicle valuation technology (patent application number - 17886094) that is designed to provide consumers with pricing values ranging from a cash offer similar to today's wholesale prices, as well as upside retail value guidance to highlight the seller's opportunity to get more money for their vehicle.

Motobyo has created a consumer marketplace connecting private party sellers and buyers.

This platform empowers sellers to maximize their value (on average $2,000+) while enabling buyers to purchase compelling inventory at prices generally $2,000 lower than the market's storefront retail value. The combination of these capabilities effectively eliminates the middleman process monetizing the lost value of these inefficiencies and passing that value back to the consumer.

The impact is shown here:


(Seller)
Wholesaler
Auction House
Dealer
Retail Buyer
Dealer
Wholesaler


(Seller)
motobyo
Retail Buyer

The Motobyo platform not only creates efficiency where it once did not exist, but it also has designed a platform aimed at solving the roadblocks, obstacles and concerns a consumer has when attempting to buy and sell their vehicle. The Motobyo marketplace has pricing guidance, product solutions and best practices guidance addressing each of the issues shown here.


Auto buying & selling obstacles
Time
Access
Price
SALE
Consumer Experience
Transparency
Safety
Knowledge


The Motobyo Impact
Aiming to sell your car in 10 days of less
Get the pricing guidance you need to make your best decision
Utilize solutions typically not readily available other than at a dealership
Take control of you buying or selling process and create your desired outcome
Motobyo confirms the identity of all parties to ensure transaction confidence
Motobyo provides "How To" tutorials and best practices to educate consumers on their options and the best way to achieve success

This is the essence of disruption and the definition of a win, win, win solution. The seller may maximize their value by receiving more for their vehicle, the buyer can save money since they avoid the market's retail value and our partners benefit by providing ancillary services thereby profiting from a transaction that otherwise would not exist for them.

What's it like to ride with Motobyo?

> ***"I was getting a new car and looking to trade my older car with over 100k miles. The dealerships and other 'we buy your car' services low balled me and also did the bait and switch/change the offer when you get to the location. Lauren found a buyer for my car for considerably more than others offered, and the transaction was fast and easy. If you are looking to sell/trade your car, you are stupid not to have them help you."***
>
> – Jeff Payne
> Warrington, PA

SUCCESS TO DATE

- The company created an operational patent-pending used car valuation solution providing a guaranteed cash offer as well as an upside retail value giving consumers the opportunity to get more money.
- The company developed and launched an operational marketplace platform consisting of our valuation technology, a proprietary used car auction platform, the database infrastructure to support these capabilities and the necessary API links with each of our partners to exchange consumer and transaction information to enable our suite of services.
- The company established partner relationships with major auto-related brands in support of its value proposition. Those companies include Firestone, Midas, Meineke, Your Mechanic, Credible, The Zebra, Acertus, North American Auto Care, Carfax, Autocheck, Ekata and uShip.
- **The company completed a $2.5M late seed round of capital to support its market beta launch in the Philadelphia DMA.**

Since our beta launch in August 2022 we have:

- Averaged roughly 14,000 monthly web visitors to our site.
- Created a total of 5,000 leads and have had 850 consumers create accounts as either a seller or buyer.
- Completed a total upgrade of our website process flows including a complete rebranding of the site.
- Launched two new solutions into the marketplace. The first, an Online Listing which is a freemium classified fixed price listing service, as well as Motobyo Products, a retail marketplace providing a wide array of auto-related services.
- And, we have recently initiated a national ad test to determine market receptivity and develop market expansion insights. The response has been very positive to date with dozens of new account sign-ups across the country within the first few weeks.


PHL DMA
Represents account sign-up

BUSINESS MODEL

Motobyo has an asset-free business model. We do not own vehicles or ever take possession of a title. As a result, we avoid costs associated with a dealership model such as the capital required to acquire vehicle inventory, the pricing risks associated with vehicle depreciation, inherent interest rate risks and the incremental costs required to support inventory management such as reconditioning, maintenance, storage, etc. This positioning along with our partner network for select auto services provides Motobyo with a significant amount of operating leverage regarding its own infrastructure and staffing requirements.

Motobyo's revenue is derived from our three participating parties; the seller, the buyer and our partners. Roughly 60 – 70% of our revenue comes from the collective buying side of the transaction. We have three sales solutions – the Cash Offer, an Online Listing, and the Auction Listing. The Cash Offer and Online Listing are free to the vehicle seller, although they can choose to upgrade listing features with services such as Carfax ($29.95) and a vehicle inspection ($79.95) to enhance the desirability of their listing.


Locations
How it works
Support
motobyo
Buy a car
Sell your car
Pricing
Sign in
Your sales journey just took a shortcut.
Sell your vehicle fast by putting one of our powerful sale solutions to work for you.
Quick Cash Offer
Get a Guaranteed Cash Offer and sell your car today.
Free
Get your instant online offer
Select a cash offer location
Clean out your vehicle
Zero cost to you
Premier customer support
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Online Listing
Snap a few pics and list your vehicle online in minutes.
Free
45 day duration
Set your sale price
Attract nationwide buyers
Listing upgrades available
Premier customer support
Sell My Car
Motobyo Auction
Launch your auction listing and attract verified private party buyers.
$99
7 day duration
Set your sale price
Opportunity to get more
Certified inspection included
Premier customer support
Sell My Car

The Auction Listing has a $99 fee but again has the upsell potential to a White-Glove inspection service ($199) where a Motobyo partner completes an on-site independent vehicle inspection at the seller's home or office. The Cash Offer can be fulfilled by one of our dealer partners (buying centers) and they reimburse Motobyo with an acquisition fee for each vehicle acquired. The buyer of either Listing solution would pay a $99 success fee. Partners either pay a pass-through, commission or lead generation fee based on the service provided. Examples of those fees would be financing through Credible, extended protection through NAAC, insurance from The Zebra, DMV services with Acertus and transport fees through uShip. An overview of the sources of revenue are:



Buying Center Fees
Motobyo Marketplace
Seller
Buy it. Sell it. Love it.
Skip the dealership
$29.95 - $299
Buyer - $99
Auto Lending
Insurance
Mechanical Protection
DMV Services
Vehicle History
Vehicle Transport
Revenue contribution consisting of fees, leads and commissions

MARKET

The used car auto industry represents a huge opportunity.

The used car market is significant in terms of its size and its consistency over time. In 2021, the used car market totaled $1.66T and 43.1M used cars were bought and sold in the US. As the industry graphic below highlights over the last dozen years the average number of vehicles sold per year is roughly 39M units and over the last six years a little more than 41M vehicles per year.



New and used light vehicle sales in the United States from 2010 to 2021
(in million units)
Sales in million units
0
10
20
30
40
50
60
70
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
11.6
12.8
14.5
15.6
16.5
17.5
17.6
17.1
17
16.7
14.2
15.3
36.9
36.9
37.6
35.8
36.2
37.3
38.6
42.7
42.3
42.4
39.3
43.1

New Cars Used Cars

Statista

And, it's a highly fragmented market. The top 100 used car dealers in the country only represent 10.5% of the overall market share of the industry. There is a substantial opportunity for market penetration and growth given the total size of the industry and the lack of dominant market leaders.

PRESS

- **Technical.ly**
  Meet Motobyo, a tech platform aiming to make selling your car online much simpler
- **Wharton Business Daily on SiriusXM**
  Wharton Business Daily Features Motobyo: Disrupting the Auto World
- **Philadelphia Business Journal**
  Used car startup Motobyo ready to expand across Northeast after successful beta launch
- **AIM Group**
  C-to-c car-auction platform launches in Philadelphia
- **KYW Newsradio**
  Online Pre-Owned Car Startup Motobyo Driven By Tech Innovation

TEAM


motobyo

Ron Averett
President & CEO

Ron is a 40+ year management and leadership veteran. The first half of his career he held senior positions at Citi, Advanta and Chevy Chase Bank in a variety of roles in operations, risk management and marketing. Following his entrepreneurial spirit he became an operating CEO of two venture-backed firms – Princeton eCom and Softgate Systems. Experienced in both acquisitions and valuation exits, he has raised more than $90M of capital in his operating roles. He has been a Board member at his operating companies as well as BillTrust, Andera and Motionsoft.



George Lekas
Founder & COO

George is a lifelong auto retail and management professional. He began his career in sales quickly becoming a general manager for a premium auto dealership – Auto City. He was the Co-Founder of eimports, one of the first online-only car dealerships in the country. Working with eBay Motors, he collaborated on developing innovative bidding solutions for vehicle sales. While at eimports he developed and perfected a variety of sales techniques for national online retail sales. He is also the architect of Motobyo's patent pending pricing technology. During his career he has bought and sold tens of thousands of cars. These experiences and lessons learned throughout his auto career are the founding principles of the Motobyo business model.



Steve Jovanelly
CTO

Steve has been a technologist and innovator for 25+ years. He has operated at ground level launching companies, developing high performing teams and serving as an advisor for others all things tech-related. As a tech entrepreneur, he founded multiple companies such as GiftGive, a not-for-profit needs listing firm, CUE marketplace, a software marketplace for small business entrepreneurs, and Adattivo, a software and engineering services company. He was the principal in launching Innovation Labs at SilverPop (now an IBM company) and PGi. Serving as a mentor, his advisory leadership roles include Boomtown, Founder Institute and Leeds School of Business (University of Colorado). Steve is the technical architect of Motobyo's initial and current platform. He has been with Motobyo since its inception, responsible for developing its functionality and scalability.



Greg Blaszczynski
CFO

Greg is a 30+ finance professional with 20+ years in investment banking, and 10+ years as a CFO of various companies. He started his career Merrill Lynch before moving to get his MBA at the University of North Carolina – Chapel Hill, and then joining First Union in Charlotte. His banking career was focused on the Leverage Finance arena, both on the sell side at First Union and the buy side at Gulf Stream Asset Management. He transitioned from banking to the corporate side in the Philadelphia area as a CFO with BQ6 Media Group, a pharmaceutical marketing firm and then with a new start-up in Philidor Rx Services. After helping to grow and sell Philidor, he moved to the franchise development space, operating as CFO of both Monster Tree Service and Redbox+ Franchising. He played a major role in growing both of these brands and consummating the sale of both firms to large multi-brand franchise organizations.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Market Expansion	$700,000	56.7%
IT Systems Development	$125,000	10.1%
Hiring Additional Staff	$75,000	6.1%
Management Salaries	$150,000	12.1%
General & Administrative & Operating Expenses	$124,486	10.1%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Motologiq, Inc., doing business as Motobyo. This offering must raise at least $10,000 by June 28, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Motobyo may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

20,727,740 shares
× $0.56 per share

$11,607,534 implied valuation

FINANCIALS

Motobyo's official name is Motologiq, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 17, 2023
- Form C/A on April 21, 2023
- Form C/A on April 24, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Jun 5, 2023	Hello, Motobyo Community! Presenting: a...
May 30, 2023	Hello Motobyo Community, Are you ready to...
May 22, 2023	Hello, Motobyo Community! It takes an...
May 17, 2023	Hello, Motobyo Community! We've combined our...
May 15, 2023	Hello, Motobyo Community! We've made buying...
May 11, 2023	Hello, Unregistered Guest! You're invited...
May 9, 2023	Hello, Unregistered Guest! You're invited...
May 8, 2023	Hello, from Motobyo! Buying and selling used...
May 5, 2023	Hello, Unregistered Guest! **You're invited...
Apr 28, 2023	Hello, Motobyo Community! Philadelphia...
Apr 28, 2023	Hello, Motobyo Community! We're conducting an...
Apr 24, 2023	Filed Form C/A
Apr 21, 2023	Filed Form C/A
Apr 18, 2023	Hello, Motobyo Community! Hello, I'm Ron...
Apr 17, 2023	Primary offering of 2,205,357 shares at $0.56

Apr 17, 2023 • Filed Form C

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